Specimen Document

THE SCOTTS COMPANY LLC
EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT – TIER 1

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of            , 20       by and between        (the “Executive”) and The Scotts Company LLC, an Ohio limited liability company (the “Company”), on behalf of itself and any of its subsidiaries or affiliates which employs the Executive, and effective      , 20      .

The Executive has been designated as eligible to participate in the Executive Severance Plan (the “Plan”). Intending to be legally bound by this Agreement, the parties agree as provided below. All capitalized terms shall be either as defined herein or, if not so defined, as defined by the Plan, as applicable.

1. Participation in the Plan; Offset of any other Rights to Severance Benefits. I accept my designation as an Executive under the terms of the Plan and, pursuant thereto, I agree to forego any other benefits or payments to which I may otherwise be entitled under the terms of any other plan, program or agreement of the Company which provides for the payment of severance or severance benefits, or salary continuation, in the event of my termination of employment whether in connection with a change in control of the Company or otherwise.

2. Termination of Employment/Good Reason.

2.1 I acknowledge that I will be eligible for Severance Benefits under this Plan only if I receive a Notice of Termination from the Company or I provide the Company with a Notice of Good Reason, without cure, as provided below, and, in either event, execute, and do not revoke, a Release.

2.2 “Good Reason” means, without my consent, the existence of one or more of the following conditions:

(a) A material diminution in my total direct compensation at target (meaning the sum of my Base Salary, Target Bonus Opportunity and grant date value of any long term awards), except that “Good Reason” shall not include:

(i) an across-the-board reduction for executives at my level; or

(ii) a reduction in my total direct compensation at target, by reason of my being in a Company performance improvement or disciplinary plan; or

(b) A material diminution in my authority, duties, or responsibilities, except that “Good Reason” shall not include:

(i) a change in my position to another position which is at the same, or higher, officer level, and for which I am reasonably qualified by education, skills or experience; or

(ii) a requirement that I be based at a different office of the Company from that to which I was assigned prior to that required move.

Notwithstanding the foregoing, an event described in this paragraph 2.2 shall constitute “Good Reason” only if the Company fails to cure such event within thirty (30) days after receipt from me of a notice as to the event giving rise to Good Reason and Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or my knowledge thereof.

3. Amount of Benefit, Payment, etc.

3.1 Prior to a Change in Control, severance shall equal (i) a continuation of Base Salary, in accordance with the Company’s normal payroll processes and withholding policy, for twenty four months (the “Severance Period”), (ii) a payment of a Prorated Annual Bonus Award for the plan year in which the Effective Date of Termination occurs, prorated to the Effective Date of Termination, at the time the Company pays Annual Bonus Awards generally, and (iii) a Benefit Payment. Payments of items (i) and (iii) shall commence within sixty days after the Effective Date of Termination, or such later date as is permitted by law for signing and revoking the Release, but not in excess of seventy days.

3.2 In the event the Effective Date of Termination is within the two year period after the occurrence of a Change in Control, (i) the payment due under paragraph 3.1(i) shall be increased by an amount equal to two multiplied by the Target Bonus Opportunity, and (ii) if the event giving rise to the Change in Control constitutes a “change in control” as defined in Code Section 409A, all amounts due hereunder and under paragraphs 3.1(i) and (iii) shall be made in a single lump sum within sixty days after the Effective Date of Termination or such later date as is permitted by law for signing and revoking the Release, but not in excess of seventy days, and, in any event in accordance with Section 3.10 of the Plan.

3.3 I hereby acknowledge that the severance payments and Benefit Payment must be repaid, and all future payments, if any, will cease, in the event that I breach any post-employment obligations owed to the Company, including those set forth in any non-competition, non-solicitation and confidentiality provision signed by me.

3.4 I hereby accept my designation as eligible to participate in the Plan. I also accept the terms of the Plan and this Agreement, acknowledge that I have carefully reviewed the terms of the Plan and this Agreement, accept the authority of the Board and the Committee under Article 4 of the Plan and agree that nothing in this Agreement shall confer any employment rights or restrict the right of the Company to terminate my employment at any time, for any reason and with or without notice or cause.

This Agreement has been duly executed as of the day and year first written above.

THE SCOTTS COMPANY LLC

By:	Title:

I hereby accept my right to receive potential Severance Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement.

Witness	Executive